Exhibit 4.4

ANADIGICS, INC.

SHARE OPTION AGREEMENT

AGREEMENT, made and entered into on the date set forth on Exhibit A attached hereto (“Exhibit A”) by and between ANADIGICS, Inc. (the “Company”) and the person designated as the Optionee on Exhibit A hereto (the “Optionee”).

WHEREAS, the Optionee has entered into an Employment Agreement with the Company dated January 15, 2009 (the “Employment Agreement”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for the good and valuable consideration, the Company and the Optionee agree as follows:

(a)           Grant.  Pursuant to the provisions of the Employment Agreement the terms of which are incorporated herein by reference, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase the number of shares of common stock ($.0l par value) of the Company (the “Shares”) indicated on Exhibit A hereto.  The Option is granted as of the date designated the “date of grant” on Exhibit A hereto (the “Date of Grant”) and such grant is subject to the terms and conditions herein.  Such Option shall not be treated as an incentive stock option under Section 422 of the Internal Revenue Code of 1986, as amended.

(b)           Purchase Price.  Except as otherwise provided in paragraph (h) below, the purchase price of  each Share subject to the Option shall be the amount designated the “option price per share” on Exhibit A hereto (the “Option Price”) payable in full upon exercise of the Option.

(c)           Term of Option.  The Option may be exercised only during the period commencing on the Date of Grant and continuing through 10 years from the date of grant (the “Option Period”).  The Optionee’s exercise rights during the Option Period shall be subject to limitations as hereinafter provided and shall be subject to sooner termination in the event of death, disability or other termination of employment, as provided below.  At the end of the Option Period or, if earlier, the termination of the period of exercisability as provided in paragraph (e), below, the Option shall terminate.

(d)           Exercisability . Except as otherwise provided in paragraph (e), below, the Option shall become exercisable and the Optionee shall be entitled to exercise the Option at the time or times set forth in Exhibit A hereto.

(e)           Termination.

(i)          (A) Death or Disability.  In the event the Optionee’s employment with the Company is terminated pursuant to Section VI.A of the Optionee’s Employment Agreement, all of his Options shall become fully exercisable at the time of such termination and may be exercised by the estate or other legal representative of the Optionee during the period ending three months following the month in which the Optionee’s termination occurs (but not beyond the Option Period).

(B)          Death after Service.  In the event the Optionee dies after termination of his employment with the Company for any of the reasons described in paragraph (e)(i) - (iii), hereof, at a time when all or a portion of the Option remains exercisable, the estate or other legal representative of the Optionee shall be entitled, during the period ending ninety (90) days following the date of the Optionee’s death (but not beyond the Option Period), to exercise that percentage of the Option that the Optionee could have exercised immediately prior to his death.

(ii)          Termination For Cause or Resignation Not for Good Reason.  If the Optionee’s employment by the Company is terminated pursuant to Section VI.B of the Employment Agreement, his Option, to the extent exercisable at the time of such termination of employment, may be exercised during the period ending ninety (90) days after the date of termination of employment (but not beyond the Option Period).

(iii)          Termination Without Cause or Termination for Good Reason.  If the Optionee’s employment by the Company is terminated pursuant to Section VI.C of the Employment Agreement, his Option shall become fully exercisable at the time of such termination of employment, may be exercised during the period ending three hundred sixty (360) days after the date of  termination of employment (but not beyond the Option Period).

(iv)          Forfeiture.  That portion of the Option which remains unexercisable following a termination of the Optionee’s service as described in paragraph (e) (ii), above, shall be forfeited.

(f)           Exercise of Option.  In order to exercise the Option, the Optionee shall submit to the Company or its designated agent an instrument in writing specifying the number of Shares in respect of which the Option is being exercised, accompanied by payment in a manner acceptable to the Company, of the Option Price of the Shares in respect of which the Option is being exercised.  Shares shall then be issued by the Company and a share certificate delivered to the Optionee; provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that such Shares may be issued without resulting in such violation of law.

(g)           No Rights of Shareholder.  The Optionee shall not, by virtue of the Option, be entitled to any rights of a shareholder of the Company, either at law or equity, and the grant of the Option shall not confer on the Optionee any right with respect to continuance of his or her service with the Company nor shall such grant interfere in any way with the right of the Company to terminate the Optionee’s service at any time.

(h)           Recapitalizations, Dividends, and Adjustments.  In the event that the Committee shall determine that any dividend in Shares, recapitalization, Share split, reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase, or share exchange, extraordinary distribution or other similar corporate transaction or event, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of the Optionee hereunder, then the Committee shall make such equitable changes or adjustments as it deems appropriate and, in such manner as it may deem equitable, (A) adjust any or all of (i) the number and kind of Shares other securities or other consideration issued or issuable on exercise of the Option and (ii) the exercise price of the Option or (B) provide for a distribution of cash or property in respect of the Option.

(i)           Nontransferability.  The Option shall not be transferable by the Optionee except by will or the laws of descent and distribution, and it shall be exercisable during the lifetime of the Optionee only by the Optionee or his or her guardian or legal representative.

(j)           Withholding.  The Optionee agrees to make appropriate arrangements with the Company or its designated agent for satisfaction of any applicable tax withholding requirements, or similar requirements, arising out of this Agreement.

(k)           References.  References herein to rights and obligations of the Optionee shall apply where appropriate, to the Optionee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Agreement.

(l)           Notice.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, or by fax duly addressed to the party concerned at the address (and fax number) indicated below or to such changed address (or fax number) as such party may subsequently by similar process give notice of:

If to the Company:

141 Mt. Bethel Road

Warren, NJ 07059

If to the Optionee:

At the address and fax number indicated on Exhibit A hereto.

(m)           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to the principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on February 1, 2009.

ANADIGICS, INC.

By:	/s/ Thomas Shields

Thomas Shields, Executive Vice President

OPTIONEE

By:	/s/ Mario A. Rivas

Mario A. Rivas

Exhibit A

Optionee:	Mario A. Rivas

Grant:	Option to purchase seven hundred thousand (700,000) shares of Common Stock of the Company.

Date of Grant:	February 1, 2009

Option Price Per Share:	$2.03 per share

Exercisable:	Option becomes exercisable pursuant to the following schedule:

two hundred fifty thousand (250,000) shares on February 1, 2011 four hundred fifty thousand (450,000) shares on February 1, 2012